American Financial Group Announces Continuing Strong Growth in Earnings From Insurance Operations in the Second Quarter

Cincinnati, Ohio - August 2, 2005 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings for the 2005 second quarter of $81.6 million ($1.04 per share), significantly above the $55.9 million ($.75 per share) reported for the second quarter of last year. The increase results primarily from improved earnings in the insurance operations and higher realized gains on investments. Net earnings for the first six months of 2005 were $144.5 million ($1.85 per share) compared to $129.1 million ($1.73 per share) for the same 2004 period.

In addition to net earnings, AFG has consistently utilized "core earnings", a non-GAAP financial measure commonly used in the insurance industry, as an economic measure. Many investors and analysts focus on this non-GAAP measure which sets aside items that may not be indicative of core operations, such as net realized gains (losses) on investments, discontinued operations, cumulative effect of accounting changes and other non-recurring items. AFG believes that excluding the impact of these items is useful in analyzing operating trends. A reconciliation of this non-GAAP measure to net earnings is included in the accompanying summary of earnings.

Core earnings from insurance operations were $71.2 million ($.91 per share) for the second quarter of 2005 compared to $55.7 million ($.75 per share) for the previous year's second quarter. Core earnings from insurance operations for the first half of 2005 were $141.1 million ($1.81 per share), compared to $109.1 million ($1.46 per share) for the 2004 period. Details of the financial results may be found in the accompanying schedules.

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, jointly stated that second quarter core operating earnings per share were 21% above last year's second quarter results and ahead of expectations. Excellent underwriting results were sustained by the specialty property and casualty ("P&C") operations and the operating earnings of the annuity, supplemental and life insurance operations continued to improve. Based on the company's strong results through the first half of this year, management believes it is appropriate to revise upward the core earnings guidance for 2005 to between $3.40 and $3.70 per share. The spread in our guidance is primarily due to the variability of results possible in our crop business. In addition, the company's net earnings for the 2005 third quarter will include an after-tax gain of approximately $19 million from the sale of land in Illinois with recoverable coal reserves which was completed at the end of July. The company is also pursuing sales of its remaining coal interests in Ohio and Pennsylvania.

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Business Segment Results

The P&C specialty insurance operations generated an underwriting profit of $60.5 million in the 2005 second quarter, 90% above the same quarter last year. The combined ratio improved to 89.4%, 4.6 points better than the 2004 second quarter. Gross written premiums for the 2005 quarter were approximately 5% lower than the same period a year ago. While certain specialty operations experienced solid volume growth, overall premium levels for the specialty insurance operations were impacted by the moderating rate environment. Overall average rates in the 2005 second quarter were up slightly compared to the same period a year earlier. Net written premiums for the 2005 quarter were 4% above the 2004 period, reflecting continued reductions in premiums ceded under reinsurance agreements.

The Specialty Insurance Group's combined ratio for the first six months of 2005 was 90.8%, an improvement of 2.8 points from the 2004 period. For the 2005 six month period, gross written premiums were at about the same level as the same period a year earlier while net written premiums were about 7% higher. Further details of the P&C Specialty operations may be found in the accompanying schedules.

Carl Lindner III commented: "For the second quarter and first six months of 2005, our P&C Specialty Group has reported significantly higher underwriting profits compared to the 2004 periods. Through the first half of the year, our underwriting profit is $39 million above the comparable 2004 period, an outstanding result. As expected, our Property and Transportation and California Workers' Compensation businesses generated excellent margins. I am also pleased that our Specialty Casualty Group continued to generate a solid underwriting profit and we are experiencing lower adverse reserve development compared to last year. Our overall results were dampened somewhat by the Specialty Financial businesses, mainly due to underwriting losses within the residual value business."

"As I indicated previously, we are focusing on profitability and maintaining rate adequacy which has impacted our overall gross written premium level. As planned, net written premiums are up, reflecting the effect of our decision to retain a greater portion of our business, primarily within our profitable Property and Transportation group. In this competitive market, we expect our overall gross premiums will be down modestly compared to 2004 and net written premiums should grow between 8% and 10%. We continue to expect that our overall average rate will remain relatively flat for the remainder of the year."

The Property and Transportation businesses reported stellar results with a combined ratio of 80.9% for the 2005 second quarter, 3.7 points better than the 2004 second quarter. The underwriting profit for this group of businesses totaled about $38.5 million, 73% above the 2004 second quarter. Gross written premiums for the 2005 second quarter were 7% below the same period a year ago, primarily reflecting the effect of lower commodity prices earlier in the year which were used to establish crop insurance coverages and lower volume resulting from competitive pricing within the excess property insurance operations. Through the first half of the year, however, such premiums were 2% higher than the 2004 period as strong volume growth in the transportation and inland marine businesses more than offset the reduced premiums in the crop and excess property insurance operations. Net written premiums for the 2005 three and six month periods grew 14% and 24%, respectively, over the 2004 periods due primarily to lower premiums ceded under reinsurance agreements principally within the inland marine and crop insurance operations. This group's combined ratio for the first six months of 2005 was 81.8%, an improvement of 2.3 points from the 2004 period.

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The California Workers' Compensation business has also generated higher underwriting profits for the 2005 second quarter and through the first half of 2005. This business has continued to benefit from the improving claims environment resulting from the workers' compensation reforms enacted in California. As a result of this improved claims position, we have recently filed for a 25 percent decrease in base rates, effective June 30, 2005. This is a benefit to our insureds, a direct effect of recent reform legislation. We believe that our current rates are adequate to provide strong returns. Despite the lower rate environment, gross written premiums grew 2% and 5%, respectively, for the three and six month periods of 2005 compared to the 2004 periods, reflecting solid volume growth and retention. Rate decreases averaged about 11% for the 2005 second quarter and 9% through the first half of the year.

The Specialty Casualty group reported a solid underwriting profit for the 2005 second quarter with a combined ratio of 95.8%, 3.6 points better than the comparable 2004 period. Unfavorable development within the executive and professional liability operations was lower than the same period a year ago and the excess and surplus and targeted markets businesses continued to generate strong underwriting profits. For the first half of the year, this group's underwriting profit was up 22% compared with the 2004 period. For the 2005 three and six month periods, gross written premiums were 6% and 4%, respectively, below the 2004 periods, reflecting lower volume resulting from softer pricing in many of the commercial casualty markets.

The Specialty Financial group continues to be impacted by higher underwriting losses in the residual value business, driving the combined ratio in the 2005 three and six month periods higher than the 2004 periods. The fidelity and crime and financial institutions operations continued to generate excellent underwriting profits. Gross written premiums for the 2005 second quarter were 2% below the 2004 period as reductions in certain lender services operations more than offset growth in the profitable fidelity and crime lines. Gross written premiums are up modestly for the first half of 2005 resulting from growth in the dealer services and fidelity and crime businesses in the 2005 first quarter. We now believe that the group will not return to profitability until late 2006 as a result of the slower than expected recovery in our residual value business.

Mr. Lindner continued, "As expected, the 2005 underwriting profits in our P&C Specialty Group have increased significantly compared to last year at this time. The strong underwriting profits from most businesses within our highly diversified group are more than adequate to cushion a few of our underperforming operations. Based on information available at this time, we currently estimate that pre-tax losses, net of reinsurance, from Hurricanes Dennis and Emily, which will be recorded in the 2005 third quarter, will be less than $1 million. Our results demonstrate that our capital allocation strategy, coupled with our pricing and underwriting discipline, continue to meet the challenges of our markets within the commercial insurance industry. As previously indicated, the P&C Group is undertaking a current review of its asbestos and environmental ("A&E") exposures which is expected to be concluded by the end of the year. As of June 30, 2005, the P&C Group had recorded $326.3 million, net of reinsurance recoverables, for various liability coverages related to environmental, asbestos and other mass tort claims."

The Annuity, Supplemental Insurance and Life Group reported core net operating earnings of $19.8 million for the 2005 second quarter compared to $17.9 million for the 2004 second quarter. Core net operating earnings for the first six months of 2005 were $38.1 million, 18% above the comparable 2004 period, reflecting improved results in each of this group's business lines. Statutory premiums of $635 million in the first six months of 2005 were 14% higher than in the same period a year ago as a result of increased sales of single premium annuities. Single premium annuity sales in 2005 include approximately $100 million of fixed annuity premiums from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to our company in the 2005 first quarter.

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For the 2005 second quarter, statutory premiums were slightly lower than the 2004 second quarter reflecting primarily lower single premium fixed annuity sales, partially offset by higher sales in the supplemental insurance lines.

Craig Lindner commented, "This is the eighth consecutive quarter in which this group's operating earnings were higher than the comparable prior year period. We believe that this performance evidences the strength of our business lines as well as the operational improvements and cost efficiencies implemented over the last several years. Spread compression, caused by the general level of interest rates, has been a challenge for the annuity industry over the last several years. However, we believe our group is well positioned from a financial and operational standpoint to pursue growth internally and through acquisitions."

A reconciliation of this group's "core net operating earnings", a non-GAAP measure, to net income as well as further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 82% of GFR common stock and a proportional share of its earnings is included in AFG's results.

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in mortality and morbidity, competitive pressures, including the ability to obtain rate increases, and changes in debt and claims paying ratings.

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 Conference Call

The company will hold a conference call to discuss 2005 second quarter results at 11:30 a.m. (EDT) tomorrow, on August 3, 2005. Toll-free telephone access will be available by dialing 800-659-1942 (International dial in 617-614-2710). Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 1:30 p.m. (EDT) on August 3, 2005 until 8:00 p.m. on August 10, 2005. To listen to the replay, dial 888-286-8010 (International dial in 617-801-6888) and provide the confirmation code 13258741. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.
Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Operating revenues	$ 972.5	$ 896.2	$ 1,909.4	$1,729.4
Costs and expenses	852.9	811.6	1,684.8	1,566.4
	119.6	84.6	224.6	163.0
Related income taxes	48.4	28.9	83.5	53.9
Core earnings from insurance
Operations	71.2	55.7	141.1	109.1

Other items, net of tax:
Realized investment gains (losses)	14.0	.9	8.1	23.2
Other	(3.6)	(.7)	(4.7)	(1.4)
Cumulative effect of accounting
Change (a)	-	-	-	(1.8)

Net earnings	$ 81.6	$ 55.9	$ 144.5	$ 129.1

Diluted Earnings (Loss) per Common Share:
Core from insurance operations	$ .91	$ .75	$ 1.81	$ 1.46
Realized investment gains (losses)	.18	.01	.10	.31
Other	(.05)	(.01)	(.06)	(.02)
Cumulative effect of accounting
change(4)	-	-	-	(.02)

Net earnings	$ 1.04	$ .75	$ 1.85	$ 1.73

Average number of Diluted Shares	78.2	74.7	78.0	74.5

(a) Reflects the implementation of an accounting change related to long duration contracts mandated by Statement of Position 03-1.
	June 30,	December 31,
	2005	2004

Selected Balance Sheet Data:
Total Cash and Investments	$16,203	$15,637
Long-term Debt	$ 1,012	$ 1,029
Payable to Subsidiary Trusts (Issuers of Preferred Securities)	$ 78	$ 78
Shareholders' Equity	$ 2,558	$ 2,431

Book Value Per Share	$ 33.12	$ 31.72
Book Value Per Share (Excluding unrealized gains on fixed maturities)	$ 30.59	$ 29.35
Common Shares Outstanding	77.2	76.6

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)

	Three months ended June 30,		Pct. Change	Six Months ended June 30,		Pct. Change
	2005	2004		2005	2004

Gross written premiums	$ 890	$ 936	(5%)	$1,746	$1,742	-

Net written premiums	$ 615	$ 589	4%	$1,208	$1,126	7%

Ratios (GAAP):
Loss & LAE ratio	62.1%	63.5%		62.8%	63.2%
Expense ratio	27.2%	30.3%		27.9%	30.2%
Policyholder dividend ratio	.1%	.2%		.1%	.2%

Combined Ratio	89.4%	94.0%		90.8%	93.6%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 313	$ 338	(7%)	$ 590	$ 578	2%
Specialty Casualty	363	388	(6%)	721	752	(4%)
Specialty Financial	119	121	(2%)	235	228	3%
California Workers' Compensation	92	90	2%	196	186	5%
Other	3	(1)	NM	4	(2)	NM
	$ 890	$ 936	(5%)	$1,746	$1,742	-

Net Written Premiums:
Property & Transportation	$ 235	$ 206	14%	$ 438	$ 353	24%
Specialty Casualty	189	194	(2%)	375	392	(4%)
Specialty Financial	91	95	(5%)	187	186	-
California Workers' Compensation	83	81	3%	176	165	7%
Other	17	13	29%	32	30	5%
	$ 615	$ 589	4%	$1,208	$1,126	7%

Combined Ratio (GAAP):
Property & Transportation	80.9%	84.6%		81.8%	84.1%
Specialty Casualty	95.8%	99.4%		96.1%	96.8%
Specialty Financial	109.0%	101.5%		106.6%	101.2%
California Workers' Compensation	75.1%	90.0%		80.1%	92.5%

Aggregate Specialty Group	89.4%	94.0%		90.8%	93.6%

Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

  Specialty Casualty includes primarily excess and surplus, general liability,

  executive and professional liability and customized programs for small to mid-sized businesses.

  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity products and trade credit insurance.

  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.

  Other includes an internal reinsurance facility and discontinued lines.